Exhibit 99.1

CONTACT:	Janet Kirkley
704-532-3318
-- For Immediate Release

Speedway Motorsports, Inc. Names O. Bruton Smith Executive Chairman,
Marcus Smith Chief Executive Officer in Executive Realignment

CONCORD, N.C. (Feb. 11, 2015) – The board of directors for Speedway Motorsports, Inc. (NYSE:TRK) has named O. Bruton Smith as executive chairman and Marcus G. Smith as chief executive officer in a realignment of executive officials, the board announced Wednesday.

O. Bruton Smith, who has served as chairman and chief executive officer since Speedway Motorsports, Inc.’s initial public offering in 1995, will report directly to the board of directors, working closely with the board and the chief executive officer to engage in the overall leadership and strategic direction of the company, guide senior management, coordinate activities of the board and communicate with the company’s key stakeholders.

In an expanded role, Marcus G. Smith, who has served as Speedway Motorsports, Inc.’s president and chief operating officer since 2008, will work closely with the executive chairman to manage day-to-day operations of the company, provide overall leadership and strategic direction and communicate with key stakeholders. Smith will maintain his roles and titles of president of Speedway Motorsports, Inc. and president and general manager of Charlotte Motor Speedway, positions he has held since 2008.

The realignment, approved Wednesday by the Speedway Motorsports, Inc. board of directors, is effective immediately.

About Speedway Motorsports, Inc.

Speedway Motorsports, Inc. is a leading marketer, promoter and sponsor of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its U.S. Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, about the company, please visit www.speedwaymotorsports.com.